UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Steelcase Inc.
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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. (the “Company”) cordially invites all shareholders to attend the Company’s 2020 Annual Meeting of Shareholders as follows:

Date and Time:	July 15, 2020 at 11:00 a.m. EDT

Location:	via live webcast at www.virtualshareholdermeeting.com/scs2020

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1.	Election of eleven nominees to the Board of Directors

2.	Advisory vote to approve named executive officer compensation

3.	Ratification of our independent registered public accounting firm

If you were a shareholder of record as of the close of business on May 18, 2020, you are eligible to vote. You may either vote online during the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to participate. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting: by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

June 3, 2020

P.O. Box 1967	Steelcase.com
Grand Rapids, MI 49501-1967
United States

PROXY STATEMENT

QUESTIONS AND ANSWERS

How can I attend the Meeting?

Our 2020 Annual Meeting of Shareholders (the “Meeting”) will be a virtual meeting, conducted via live webcast only, to allow all of our shareholders the opportunity to participate in the Meeting no matter where they are located. No physical meeting will be held. Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 18, 2020 (the “Record Date”) will be able to attend the Meeting, vote and submit questions during the Meeting by logging on to www.virtualshareholdermeeting.com/scs2020 at the Meeting date and time using their 16-digit Control Number provided with the notice of the Meeting. These proxy materials were first sent or made available to shareholders on or about June 3, 2020.

Can I listen to the Meeting if I cannot attend it live?

If you are not able to attend the Meeting while it is being conducted, an audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for at least 90 days thereafter. You will be able to find the replay under “Events + Presentations” in the Investor Relations section of our website, located at ir.steelcase.com.

On what am I voting?

You are being asked to vote on the following matters and any other business properly coming before the Meeting:

Proposal 1: Election of eleven nominees to the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation
Proposal 3: Ratification of our independent registered public accounting firm

The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. As of June 3, 2020, we do not know of any other matter to be considered at the Meeting.

Who is entitled to vote, and how many votes does each shareholder have?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on the Record Date may vote at the Meeting. At the close of business on the Record Date, there were 87,844,360 shares of Class A Common Stock and 26,915,189 shares of Class B Common Stock outstanding. Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned.

How can I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, mail, Internet or attending the Meeting via the Internet and voting online during the Meeting.

To vote by telephone: Please follow the instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Daylight Time on July 14, 2020.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. If you have not received a proxy card, you will need to request one be sent to you by following the instructions included in the Notice of Internet Availability of Proxy

Materials. Only proxy cards received and processed before 11:00 a.m. Eastern Daylight Time on July 15, 2020 will be voted.

To vote by Internet: Please follow the instructions on the proxy card. The deadline for voting by Internet before the Meeting is 11:59 p.m. Eastern Daylight Time on July 14, 2020.

To vote by attending the Meeting: Please log on to www.virtualshareholdermeeting.com/scs2020 at 11:00 a.m. Eastern Daylight Time on July 15, 2020, using your 16-digit Control Number provided with the Meeting notice, and follow the instructions for voting shares.

Whether you vote by telephone, mail, Internet or attending the Meeting, you may specify how your shares should be voted with respect to each of the proposals. If you use the proxy card provided by us and you do not specify a choice, your shares will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR each of Proposals 2 and 3. For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker. If you do not provide voting instructions to your broker, the rules of the New York Stock Exchange, or NYSE, provide that your broker (i) may not vote your shares on Proposals 1 or 2 but (ii) may vote your shares on Proposal 3.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should complete, sign and return all proxy cards, or make sure that you complete the voting instructions for each card if voting by telephone or Internet, to ensure all of your shares are voted.

May I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting online and voting during the Meeting.

What is the quorum requirement for the Meeting?

Michigan law and our By-laws require a quorum for the Meeting, which for our company means that holders of a majority of the voting power entitled to vote at the Meeting must be present or represented by proxy in order to transact business at the Meeting. Abstentions will be counted in determining whether a quorum has been reached.

How many votes are needed to approve the proposals?

Assuming a quorum has been reached, the following votes are needed to approve each of the proposals:

•
For Proposal 1, in order to be elected, a nominee must receive the affirmative vote of a majority of the votes cast at the Meeting with respect to such nominee. If any incumbent director receives more “against” than “for” votes, our By-laws require the director to tender his or her resignation, and the Nominating and Corporate Governance Committee must make a recommendation to the Board of Directors to consider whether or not to accept such resignation.

•
Proposals 2 and 3 are advisory votes which are not binding on our company or our Board of Directors. In order to be approved, Proposals 2 and 3 must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal.

How will broker non-votes and abstentions be treated?

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. Proposals 1 and 2 are non-routine matters under NYSE rules; therefore, if you do not give your broker voting instructions on those proposals, your shares will not be treated as votes cast in determining the outcome of those matters. Proposal 3 is considered a routine matter under NYSE, and therefore, your broker may vote your shares on that proposal if it does not receive instructions from you.

If you abstain from voting on a matter, your shares will not be counted as voting for or against that matter, and therefore abstentions will have no effect on the adoption of the proposal.

Why didn’t I receive printed copies of this proxy statement and the annual report?

We make our proxy materials available to our shareholders electronically via the Internet and send you a Notice of Internet Availability of Proxy Materials which lists the address of a website where you can view, print or request printed copies of our proxy materials and submit your voting instructions. The notice also provides an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. Unless you request otherwise, you will not receive a printed copy of our proxy materials. If you wish to receive printed copies of these materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and mailing costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-866-540-7095 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, to express their preference, and we will deliver any requested documents promptly.

Who will pay for this proxy solicitation?

We will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2021 Annual Meeting of Shareholders by February 3, 2021. Other shareholder proposals to be presented during the 2021 Annual Meeting must be received no earlier than April 16, 2021 and no later than May 6, 2021. All shareholder proposals must be sent in the manner and meet the requirements specified in our By-laws.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors currently has eleven members, and all of our directors are elected annually. There are eleven nominees for election this year, each of whom is currently a member of the Board. The Board of Directors recommends that you vote FOR each of the nominees.

Lawrence J. Blanford Director since 2012

Mr. Blanford was President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc., a specialty coffee and coffeemaker company, from 2007 to 2012, and also served as a director of Green Mountain from 2007 to 2013. Age 66.
Mr. Blanford’s experience as the chief executive officer, or CEO, of a consumer products organization and leading a public company in a challenging environment and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

Timothy C. E. Brown Director since 2016

Mr. Brown has been Executive Chair of IDEO LP, a global innovation and design firm, since August 2019. He served as Chief Executive Officer and President of IDEO from 2000 to 2019. Age 57.
Mr. Brown’s global experience, background with innovation and technology and experience as CEO of a global company led the Board of Directors to recommend that he should serve as a director.

Connie K. Duckworth Director since 2010

Ms. Duckworth was Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that empowers Afghan women weavers by sourcing and selling the rugs they weave, from 2003 to 2019. She is a trustee of Equity Residential and was a trustee of The Northwestern Mutual Life Insurance Company from 2004 to 2017. Age 65.
Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on the boards of directors of other public companies and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

James P. Keane Director since 2013

Mr. Keane has been President and Chief Executive Officer of Steelcase Inc. since 2014. He served as our President and Chief Operating Officer from 2013 to 2014. Mr. Keane joined Steelcase in 1997. Mr. Keane is a director of Rockwell Automation, Inc. Age 60.
Mr. Keane’s role as our President and Chief Executive Officer and his experience in various leadership roles at our company led the Board of Directors to recommend that he should serve as a director.

Todd P. Kelsey Director since 2017

Mr. Kelsey has been President and Chief Executive Officer and a director of Plexus Corp., an electronics design, manufacturing and aftermarket services company, since 2016. He joined Plexus Corp. in 1994 and served as Executive Vice President and Chief Operating Officer from 2013 to 2016. Age 55.
Mr. Kelsey’s global experience, technology background and current role as CEO of a global company led the Board of Directors to recommend that he should serve as a director.

Jennifer C. Niemann Director since 2017

Ms. Niemann has been the President and Chief Executive Officer of Forward Space, LLC, an independent Steelcase dealership, since 2014. From 1992 to 2014, she held various positions at Steelcase, including CEO of Red Thread, a Steelcase-owned dealership, from 2011 to 2014. Age 51.
Ms. Niemann’s experience with our company, having served as an employee for more than 20 years and as current owner of a Steelcase dealership, and her understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend that she should serve as a director.

Robert C. Pew III Director since 1987

Mr. Pew has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, he held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. From 1984 to 1988, Mr. Pew was a majority owner of an independent Steelcase dealership. Age 69.
Mr. Pew’s experience with our company, having served as a director for more than 30 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend that he should serve as a director. Mr. Pew is the brother of Kate Pew Wolters.

Cathy D. Ross Director since 2006

Ms. Ross was Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, from 2010 to 2014. She is a director of Ball Corporation and was a director of Avon Products, Inc. from 2016 to 2018. Age 62.
Ms. Ross’s experience in senior management of a global public company, serving on the boards of directors of other public companies and her qualification as an audit committee financial expert led the Board of Directors to recommend that she should serve as a director.

Catherine C. B. Schmelter Director since 2019

Ms. Schmelter has been Senior Vice President, Chief Transformation Officer of TreeHouse Foods, Inc., a manufacturer of packaged food and beverages, since February 2020. She joined TreeHouse in 2016 and served as Senior Vice President, Division President, Meal Solutions from 2019 to 2020, President, Condiments and Head of Sales - Foodservice & Canada from 2017 to 2019 and President, Meals from 2016 to 2017. Prior to joining TreeHouse, she was employed by Kraft Foods Group from 2005 to 2015 and served as Vice President, Meals from 2012 to 2015. Age 51.
Ms. Schmelter’s experience in strategy, branding, sales, marketing, innovation and finance led the Board of Directors to recommend that she should serve as a director.

Peter M. Wege II Director since 1979

Mr. Wege has been Chairman of the Board of Directors of Contract Pharmaceuticals Limited, a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 71.
Mr. Wege’s experience with our company, having served as a director for more than 40 years and as an employee for 8 years, and his understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is President of the KRW Foundation and a community volunteer and advisor. She serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 62.
Ms. Wolters’ experience in philanthropic activities and community involvement and her understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend that she should serve as a director. Ms. Wolters is the sister of Robert Pew.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that all of our directors other than James Keane and Jennifer Niemann are independent. Mr. Keane is not considered independent because he currently serves as our President and CEO. Ms. Niemann is not considered independent because she is the majority owner of an independent Steelcase dealership, as described in Related Person Transactions. In addition, our Board of Directors previously determined that David Joos and Craig Welch, who retired from the Board in July 2019, were independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. A copy of these categorical standards for director independence is also available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2020, the Committee considered that:

•	Timothy Brown, Todd Kelsey and Catherine Schmelter are executive officers of companies which purchased products and/or services from us or our dealers and/or from which we purchased services; and

•
immediate family members of Lawrence Blanford, Todd Kelsey, Robert Pew, Cathy Ross, Catherine Schmelter and Peter Wege are employees, directors and/or owners of, companies which purchased products and/or services from us or our dealers and/or from which we purchased services.

In each case other than the transactions related to Timothy Brown, the transactions were conducted in the ordinary course of business on an arm’s-length basis and involved less than the greater of $1 million or 1% of the other company’s annual gross revenues. The Committee determined that each such relationship fell within the categorical standards adopted by the Board and, as a result, the relationships were not considered material. In the case of the transactions related to Mr. Brown, the transactions were conducted in the ordinary course of business on an arm’s-length basis and involved less than the greater of $1 million or 2% of the other company’s annual gross revenues, and the Committee and the Board considered all the relevant facts and circumstances and concluded that the transactions were not material.

The Steelcase Foundation

The Steelcase Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following directors also serve as Foundation trustees: James Keane, Robert Pew and Kate Pew Wolters, who serves as Chair of the Board of Trustees. The other trustees of the Foundation are Brian Cloyd, Mary Anne Hunting, Craig Niemann (husband of Jennifer Niemann), Cary Pew (son of Robert Pew) and Elizabeth Welch.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our Related Person Transactions Policy is posted in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Under the policy, our General Counsel determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is presented at the next Committee meeting for approval, ratification or other action. In those instances where it is not practicable or desirable to wait until the next meeting, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is presented for appropriate action at the next Committee meeting.

The Committee is authorized to approve related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved does not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision is not influenced by the related person while acting in any capacity for us and (3) the transaction does not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us;

•	the impact on a director’s independence;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Related Person Transactions

Purchases from Fifth Third Bancorp

During fiscal year 2020, we paid approximately $114,000 in fees to Fifth Third Bancorp and its subsidiaries, or Fifth Third, for cash management services, letter of credit fees, credit facility fees and investment fees. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. The amounts paid to Fifth Third represent less than 5% of its annual revenues and our annual revenues, and the purchases were made in the ordinary course of business on an arm’s-length basis. We continue to purchase such recurring services from Fifth Third in fiscal year 2021.

Related person employee

We employ Mary-Louise Hooker as a Senior Consultant, Channel Development, which is not an executive officer position. Ms. Hooker is the sister of Lizbeth O’Shaughnessy, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. For fiscal year 2020, Ms. Hooker earned $169,251 in total compensation, which included her base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and life insurance premiums paid by us. She also participated in other benefit programs on the same terms as other U.S. employees of Steelcase in comparable positions. We continue to employ Ms. Hooker in fiscal year 2021.

Sales to and purchases from Forward Space, LLC

Forward Space, LLC is an independent Steelcase dealer, and Jennifer Niemann is the majority owner, President and CEO of Forward Space. Our transactions with Forward Space during fiscal year

2020 consisted of (1) the sale by us of approximately $50.3 million in products and services to Forward Space, (2) the purchase by us of approximately $6,000 in furniture and delivery, installation and repair services from Forward Space and (3) the payment by us of approximately $1.7 million in commissions, incentives and rebates to Forward Space. Our transactions with Forward Space were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S. This dealer relationship is continuing in fiscal year 2021.

Sales to shareholders

The following companies are, or were during fiscal year 2020, beneficial owners of more than 5% of our Class A Common Stock, and they or their respective affiliates purchased products and related services from us or our dealers, in the following amounts, during fiscal year 2020:

•	BlackRock, Inc. - approximately $720,000; and

•	Fifth Third - approximately $3.5 million.

In each case, the purchases represent less than 5% of our annual revenues and the applicable shareholder’s annual revenues, and the purchases were made in the ordinary course of business at prevailing prices not more favorable to the shareholder than those available to other customers for similar purchases.

Other transactions

In addition to the transactions detailed above, during fiscal year 2020 we entered into commercial transactions, either directly or indirectly through our dealers, with companies of which our directors, executive officers or their respective family members serve as directors, executive officers or employees. All of such transactions were entered into in the ordinary course of business on an arm’s‑length basis and represented an immaterial percentage of both our and the other party’s revenues, and the applicable related person did not receive any direct personal benefit from the transaction. Accordingly, we do not believe that any of the applicable related persons had a material interest in any of these transactions.

Review and Approval of Transactions

The Nominating and Corporate Governance Committee reviewed each of the transactions detailed above, and following such review, the Committee approved the transactions with Forward Space, LLC and the employment of Mary-Louise Hooker and the payment of related compensation to her. Pursuant to our Related Person Transactions Policy, approval of the transactions with Fifth Third and BlackRock, Inc. was not required because such parties are institutional shareholders holding our stock with no apparent purpose or effect of changing or influencing control of our company.

BOARD MEETINGS

Our Board of Directors met eight times during fiscal year 2020. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2019 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Five standing committees assist our Board of Directors in fulfilling its responsibilities: Audit, Compensation, Corporate Business Development, Executive and Nominating and Corporate Governance. The Audit, Compensation, Corporate Business Development and Nominating and

Corporate Governance Committees operate under written charters adopted by the Board of Directors that are reviewed and assessed at least annually. Their current charters are available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

The following table indicates the current membership of each of the Board of Directors’ committees and the number of meetings held during fiscal year 2020. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent.

Director	Audit Committee	Compensation Committee	Corporate Business Development Committee	Executive Committee	Nominating and Corporate Governance Committee

Lawrence J. Blanford	Chair			X
Timothy C. E. Brown		X	Chair	X
Connie K. Duckworth			X	X	Chair
James P. Keane				X
Todd P. Kelsey	X	X
Jennifer C. Niemann			X
Robert C. Pew III				Chair
Cathy D. Ross	X	Chair		X
Catherine C. B. Schmelter
Peter M. Wege II	X		X		X
Kate Pew Wolters		X			X
Meetings held in fiscal year	8	6	4	0	3

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•
reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his or her annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type and presentation of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk;

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance; and

•	reviewing our information technology systems and security.

The Board of Directors has designated Lawrence Blanford and Cathy Ross as audit committee financial experts, as defined by the rules and regulations of the Securities and Exchange Commission, or SEC, based on their respective financial and accounting education and experience. Mr. Blanford, Ms. Ross and the other members of the Audit Committee are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

The principal responsibilities of the Compensation Committee are:

•	establishing our executive compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance compared to targets and taking other actions under our incentive compensation programs; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Delegation of Authority

Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management.

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock or more than 40,000 restricted units in any year. For fiscal year 2021 only, the Compensation Committee increased our CEO’s delegated authority to grant restricted units up to a limit of 60,000 units. Our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO. In addition, the Compensation Committee delegated to our CEO the authority to modify the size of the target awards granted under our Management Incentive Plan in fiscal years 2020 and 2021 to each of the other named executive officers by up to 10% of the officer’s base salary, positively or negatively, at the end of the fiscal year based on his assessment of the officer’s performance during the year.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee and an administrative committee, each consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with our broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under our Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and approves and submits the compensation of our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance, internal audit, human resources and compensation teams assist the Committee with establishing performance targets and payout scales for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of our CEO in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities. The Committee has appointed Exequity LLP, or Exequity, to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Exequity’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. We have not purchased any additional services from Exequity beyond those provided to the Compensation Committee.

Exequity also serves as the independent compensation consultant for the compensation committee of a company of which one of the members of our Compensation Committee is an executive officer. That relationship was reviewed by our Compensation Committee and is not considered to be a conflict of interest, and no other potential conflicts of interest have been identified with regard to the work performed by Exequity for our Compensation Committee.

Compensation Risk Assessment

During fiscal year 2020, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on (1) the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or (2) the compensation committee (or its equivalent) of another entity whose executive officer served on our Board of Directors. James Keane serves on the Board of Managers of IDEO GP LLC, which is the general partner of IDEO LP, and Timothy Brown is Executive Chair of IDEO LP, but the Board of Managers of IDEO GP LLC has agreed that Mr. Keane will be excluded from any decision-making related to management compensation.

Corporate Business Development Committee

The principal responsibilities of the Corporate Business Development Committee are (1) reviewing and overseeing the development and implementation of our growth strategies; and (2) reviewing and making recommendations to our Board of Directors with respect to investments in our growth strategies and business acquisitions or divestitures for which Board approval is required.

Executive Committee

The Executive Committee is authorized to exercise the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations, and performs such other duties as assigned by the Board of Directors from time to time. The members of the Executive Committee consist of the Board Chair, the Chairs of each of the Audit, Compensation, Corporate Business Development and Nominating and Corporate Governance Committees and James P. Keane.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of its governance procedures;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board;

•
overseeing our strategy and policies with respect to environmental, social and governance, or ESG, matters, including sustainability and corporate social responsibility concerns, and periodically reviewing our performance against our ESG goals;

•	considering and making recommendations to the Board regarding any corporate governance issues that may arise from time to time;

•	overseeing the annual self-evaluation of our Board and annual evaluation of our CEO;

•	reviewing director compensation and recommending appropriate changes to our Board;

•
administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest, including reviewing and approving any related person transactions under our Related Person Transactions Policy;

•	considering any waiver requests under our Code of Ethics and Code of Business Conduct; and

•	reviewing the annual budget established for the Board and monitoring the spending against such budget.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy- and decision-making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert Pew serves as non-executive Chair of the Board, and James Keane serves as our CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Keane to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of our Board of Directors and its oversight of our company.

Executive Sessions of Non-Management Directors

Our Board regularly meets in executive session without any members of management present. During these sessions, Robert Pew, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. Our Chief Financial Officer oversees our risk assessment and management practices. On a quarterly basis, the Audit Committee reviews a business risk profile prepared by management which summarizes the regional and other key risks we face and the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous assessment, and the Audit Committee receives an update on cybersecurity risk management at least annually. On an annual basis, the Compensation Committee reviews a risk assessment of our employment compensation policies and practices prepared by management. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning.

We believe our Board of Directors’ oversight of risk management is strengthened by having an independent director serve as Chair of the Board.

Environmental, Social and Governance (ESG) Matters

We focus not only on generating long-term value for our shareholders but also on providing long-term value for all stakeholders, including our customers, employees, suppliers, partners and local communities. This inclusive, sustainable approach reaffirms our long-held commitment that business can be a force for good in the world and that we all have an important role to play. To that end, the Nominating and Corporate Governance Committee has oversight over our ESG strategy and policies, as well as our progress against our goals, including our intent to adopt science-based targets for reducing greenhouse gas emissions and the expansion of our social innovation practice to drive scalable, systemic and sustainable social change by fostering quality education, reducing inequality and generating sustainable communities. More information about our goals and progress can be found in our Impact Report, located at steelcase.com/sustainability.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether he or she should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews his or her qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they should volunteer to resign from our Board in the event they have a significant change in responsibilities, including a change in employment, in accordance with our Corporate Governance Principles.

The Committee will consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•
the candidate’s name, résumé or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our By-laws. Any shareholder who intends to nominate a director to be elected at our 2021 Annual Meeting of Shareholders must give written notice of such intent, delivered no earlier than April 16, 2021 and no later than May 6, 2021.

Catherine Schmelter was recommended as a nominee by a non-management director, and her nomination was approved by the Nominating and Corporate Governance Committee and the Board of Directors.

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, the Chair of the Board (or the lead non-management director, if one is subsequently appointed) or any of our other directors, please send a letter addressed to: Board of Directors, c/o Lizbeth S. O’Shaughnessy, Secretary, Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967.

All such letters will be opened by the corporate secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Available Information

The following materials are available on our website at ir.steelcase.com, found under “Corporate Governance”:

•	Code of Ethics for Chief Executive and Senior Financial Officers;

•	Code of Business Conduct;

•	Corporate Governance Principles; and

•	the charters of our Audit, Compensation, Corporate Business Development and Nominating and Corporate Governance Committees.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, P.O. Box 1967, Grand Rapids, MI 49501-1967.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our non-employee directors for fiscal year 2020 were as follows:

Type of Compensation	Director	Board Chair

Board Annual Retainer	$200,000	$300,000
Committee Chair Annual Retainers:
Audit Committee	$20,000
Compensation Committee	$15,000
Corporate Business Development Committee	$10,000
Nominating and Corporate Governance Committee	$10,000
Audit Committee Member Annual Retainer	$5,000

The board, board chair and committee chair retainers for fiscal year 2020 were payable 40% in cash and 60% in shares of our Class A Common Stock, and Audit Committee member retainers were payable in cash. Each director was permitted to elect to receive all or a part of the cash portion of his or her board, board chair and committee chair retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation were granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued was based on the fair market value of the Class A Common Stock on the date the shares were issued.

James Keane did not receive additional compensation for his service as a director or committee member because he is an employee.

All directors are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Outside directors who are not retirees of our company are eligible to participate in our Benefit Plan for Outside Directors, which provides access to medical, dental and vision coverage for the directors and their qualifying dependents that is comparable to the health insurance benefits provided to U.S. employees under our Employee Benefit Plan. In fiscal year 2020, we paid the full cost of coverage under this plan, and the premiums were reported as taxable income for participating directors. Beginning in fiscal year 2021, participating directors are responsible for paying the applicable premiums for all coverage elected under the plan.

The Nominating and Corporate Governance Committee reviews and evaluates the reasonableness and competitiveness of our compensation and benefit programs and practices for our non-employee directors on an annual basis, utilizing data from peer groups of similar sized companies. The data includes information regarding board annual retainers, committee chair annual retainers and other fees as well as prevalence of amounts paid in shares or cash and benefits provided. The Committee reviews the comparison data to assess whether or not the non-employee director compensation and benefits are within a competitive range and also determines if the structure is reasonable. The Committee’s recommendations with regard to non-employee director compensation and benefits are reviewed and approved by the full Board of Directors.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Stock Ownership Guidelines

Each director is required to own and maintain shares of our common stock or deemed shares invested in our common stock under our Non-Employee Director Deferred Compensation Plan equal in value to at least five times the portion of the Board Annual Retainer payable in cash. This requirement must be achieved within five years from the director’s initial appointment to the Board.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2020.

Fiscal Year 2020 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Lawrence J. Blanford	$88,000	$132,000	$21,564	$241,564
Timothy C. E. Brown	$84,000	$126,000	$1,321	$211,321
Connie K. Duckworth	$84,049	$125,951	—	$210,000
David W. Joos (4)	$42,500	$60,000	$2,038	$104,538
Todd P. Kelsey	$85,000	$120,000	$1,328	$206,328
Jennifer C. Niemann	$80,024	$119,976	$1,321	$201,321
Robert C. Pew III	$120,035	$179,965	$20,758	$320,758
Cathy D. Ross	$91,000	$129,000	$1,122	$221,122
Catherine C. B. Schmelter	$20,000	$30,000	—	$50,000
Peter M. Wege II	$83,774	$119,976	$25,356	$229,106
P. Craig Welch, Jr. (4)	$40,008	$59,992	$18,944	$118,944
Kate Pew Wolters	$80,024	$119,976	$7,744	$207,744
_____________

(1)
The amounts shown in this column reflect the portion of the directors’ retainers payable in cash, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan. The number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock were: David Joos, 2,474 shares, and Cathy Ross, 173 shares.

(2)
The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan.

The following table shows:

•	the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made in the valuation of such awards are disclosed in Note 18 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2020 filed with the SEC on April 27, 2020.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	7,622
Timothy C. E. Brown	—	7,275
Connie K. Duckworth	7,273	—
David W. Joos	—	3,492
Todd P. Kelsey	—	6,929
Jennifer C. Niemann	6,928	—
Robert C. Pew III	10,392	—
Cathy D. Ross	—	7,449
Catherine C. B. Schmelter	—	1,539
Peter M. Wege II	6,928	—
P. Craig Welch, Jr.	3,492	—
Kate Pew Wolters	6,928	—

(3)	The amounts shown in this column include (1) amounts reimbursed for the payment of taxes relating to Steelcase chairs we gave to the directors; and (2) health insurance premiums paid by us.

Name	Tax Gross Up	Health Insurance Premiums	Total All Other Compensation

Lawrence J. Blanford	$1,597	$19,967	$21,564
Timothy C. E. Brown	$1,321	$—	$1,321
David W. Joos	$2,038	$—	$2,038
Todd P. Kelsey	$1,328	$—	$1,328
Jennifer C. Niemann	$1,321	$—	$1,321
Robert C. Pew III	$—	$20,758	$20,758
Cathy D. Ross	$1,122	$—	$1,122
Peter M. Wege II	$1,328	$24,028	$25,356
P. Craig Welch, Jr.	$3,843	$15,101	$18,944
Kate Pew Wolters	$1,597	$6,147	$7,744

(4)	David Joos and Craig Welch retired from our Board of Directors in July 2019.

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2020 to those directors who have deferred all or a portion of their retainer and/or fees as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of Fiscal Year End

Lawrence J. Blanford	93,484
Timothy C. E. Brown	27,380
Todd P. Kelsey	24,258
Cathy D. Ross	101,539
Catherine C. B. Schmelter	1,539
Peter M. Wege II	5,796
Kate Pew Wolters	2,111

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on this page and the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the tables.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 18, 2020 by (a) each director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.
In addition to the amounts shown below, certain of our directors also have deemed investments in our Class A Common Stock under our Non-Employee Director Deferred Compensation Plan, as discussed in Director Compensation under the heading “Holdings of Deferred Stock.”

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Sara E. Armbruster	27,775	*	—	—
Lawrence J. Blanford	—	—	—	—
Timothy C. E. Brown	265	*	—	—
Connie K. Duckworth	67,958	*	—	—
James P. Keane (2)	663,998	*	—	—
Todd P. Kelsey	—	—	—	—
Jennifer C. Niemann (3)	11,754	*	2,079,131	7.7%
Lizbeth S. O’Shaughnessy	186,654	*	—	—
Robert C. Pew III (4)	267,309	*	4,822,824	17.9%
Cathy D. Ross	3,611	*	—	—
Catherine C. B. Schmelter	—	—	—	—
Allan W. Smith, Jr.	11,216	*	—	—
David C. Sylvester	367,082	*	—	—
Peter M. Wege II	221,789	*	—	—
Kate Pew Wolters (5)	112,057	*	5,831,354	21.7%
Directors and executive officers as a group (21 persons) (6)	2,152,896	2.5%	12,733,309	47.3%
_____________
* Less than 1%

(1)	If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Jennifer C. Niemann	2,090,885	2.3%
Robert C. Pew III	5,090,133	5.5%
Kate Pew Wolters	5,943,411	6.3%
Directors and executive officers as a group (21 persons)	14,886,205	14.8%
________________
* Less than 1%

(2)	Includes 396,360 shares of Class A Common Stock of which Mr. Keane shares the power to vote and dispose.

(3)	Includes 100 shares of Class A Common Stock and 96,423 shares of Class B Common Stock of which Ms. Niemann shares the power to vote and dispose.

(4)	Includes (a) 500 shares of Class A Common Stock which Mr. Pew shares the power to vote and dispose and (b) 3,073,618 shares of Class B Common Stock of which Mr. Pew shares the power to dispose.

(5)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.

(6)
Includes all eleven directors (one of whom is an executive officer) and all ten other executive officers, only four of whom are named in the table. The numbers shown include the shares described in notes 2 through 5 above.

Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows the amount of common stock beneficially owned as of May 18, 2020 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or more than 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except as otherwise noted.

The percentages listed in the Percent of Class column for Class B Common Stock set forth in the tables on the previous and following page add up to more than 100% because (1) as described in the notes to the tables, some of the persons listed in the tables share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed and (2) for many persons listed in the tables, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2019 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 18, 2020.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association (2)	985,229	1.1%	15,764,308	58.6%
The Vanguard Group (3)	9,012,712	10.3%	—	—
BlackRock, Inc. (4)	7,758,297	8.8%	—	—
EARNEST Partners, LLC (5)	7,383,188	8.4%	—	—
P. Craig Welch, Jr. (6)	150,482	*	5,877,235	21.8%
LSV Asset Management (7)	4,806,409	5.5%	—	—
Cooke & Bieler LP (8)	4,745,592	5.4%	—	—
Anne Hunting (9)	242,487	*	4,351,970	16.2%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (10)	1,258,491	1.4%	3,000,000	11.1%
James T. Osborne (11)	—	—	1,574,468	5.8%
CRASTECOM B Limited Partnership (12)	—	—	1,459,753	5.4%
_____________
* Less than 1%

(1)
If the number of shares each shareholder could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association	16,749,537	16.2%
P. Craig Welch, Jr.	6,027,717	6.4%
Anne Hunting	4,594,457	5.0%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.7%
James T. Osborne	1,574,468	1.8%
CRASTECOM B Limited Partnership	1,459,753	1.6%

(2)
The address of Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association (collectively, “Fifth Third”) is Fifth Third Center, Cincinnati, OH 45263. Includes (a) 151,986 shares of Class A Common Stock and 4,071,504 shares of Class B Common Stock which Fifth Third shares the power to vote and (b) 923,586 shares of Class A Common Stock and 12,193,080 shares of Class B Common Stock of which Fifth Third shares the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third or its affiliates serves as a co-trustee of a number of trusts of which our directors and other beneficial owners of more than 5% of our common stock serve as co-trustees; however, we are not able to determine the extent of such duplication based on the information reported by Fifth Third.

(3)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has the sole power to vote only 107,712 shares of Class A Common Stock, the shared power to vote 14,494 shares of Class A Common Stock and the shared power to dispose of 109,903 shares of Class A Common Stock.

(4)	The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055. BlackRock, Inc. has the sole power to vote only 7,275,387 shares of Class A Common Stock.

(5)	The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309. EARNEST Partners, LLC has the sole power to vote only 4,414,398 shares of Class A Common Stock.

(6)
The address of Mr. Welch is 901 44th Street SE, Grand Rapids, MI 49508. Includes 2,426,734 shares which Mr. Welch shares the power to vote and 5,977,235 shares of which Mr. Welch shares the power to dispose.

(7)	The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(8)
The address of Cooke & Bieler LP is 1700 Market Street, Suite 3222, Philadelphia, PA 19103. Cooke & Bieler LP has the shared power to vote only 3,725,802 shares of Class A Common Stock and the shared power to dispose of 4,745,592 shares of Class A Common Stock.

(9)
The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.

(10)
The address of ABJ Investments, Limited Partnership, or ABJ, and Olive Shores Del, Inc., or Olive Shores, is P.O. Box 295, Cimarron, CO 81220. Olive Shores is the sole general partner of ABJ. The information reported for ABJ and Olive Shores is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ or Olive Shores after December 31, 2007.

(11)
The address of James T. Osborne is 881 Private Rd., Winnetka, IL 60093. Mr. Osborne has the sole power to vote and dispose of 82,926 shares of Class B Common Stock and the shared power to vote and dispose of 165,900 shares of Class B Common Stock. The information provided for Mr. Osborne is based upon a Schedule 13G dated December 31, 1998. No further shareholding information has been reported by Mr. Osborne after such date.

(12)	The address of CRASTECOM B Limited Partnership is 1134 Taylorsport Ln., Winnetka, IL 60093.

PROPOSAL 2 – ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 2.

The compensation of our named executive officers is set forth in the Executive Compensation, Retirement Programs and Other Arrangements section. The Compensation Discussion and Analysis, or CD&A, section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2020. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our shareholders, and our Board believes our programs are reasonable when compared to compensation at similar companies.

At our 2017 annual meeting, a majority of the votes cast by our shareholders were voted for having an annual shareholder advisory vote to approve the compensation of our named executive officers. Taking into account the results of that vote, the Board of Directors determined that it is in the best interests of our company and our shareholders to hold an annual advisory vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. The next advisory vote to approve named executive officer compensation will be held at the 2021 annual meeting.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

Cathy D. Ross (Chair)
Timothy C. E. Brown
Todd P. Kelsey
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2020 by our CEO, our Chief Financial Officer and our three other most highly paid executive officers. We refer to these five individuals as the “named executive officers.” The types and amounts of compensation earned by these executives in fiscal year 2020 are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning their incentive compensation earned with the interests of our shareholders by linking pay with company and stock performance. The primary elements of our executive compensation programs are base salaries, short-term and long-term incentive compensation and retirement programs and benefits.

Awards Granted and Earned in Fiscal Year 2020

In fiscal year 2020, we awarded three types of incentive compensation opportunities to our named executive officers:

•
cash awards under our Management Incentive Plan, or MIP, earned based on our return on invested capital, or ROIC, and net income for fiscal year 2020; in the case of the awards made to our named executive officers other than our CEO, the portion of the awards earned based on our ROIC results were subject to adjustment by our CEO based on his assessment of the applicable officer’s performance during the fiscal year;

•
performance units which will be earned over fiscal year 2020 through fiscal year 2022 based upon the average of performance measures established for each fiscal year (which for fiscal year 2020 were operating income and revenue) and then modified based upon our TSR performance relative to the companies in the S&P MidCap 400 Index for the three-year period; and

•	restricted units that vest at the end of fiscal year 2022.

See “Incentive Compensation - Short-Term Cash Incentive Awards” and “Incentive Compensation - Long-Term Incentive Awards” below for further details regarding these awards, including the definitions of the various performance measures used for the awards.

The incentive compensation earned by our named executive officers for fiscal year 2020 consisted of:

•	the MIP awards earned based on our fiscal year 2020 ROIC and net income performance;

•	cash-based awards granted in fiscal year 2018 and earned based on our average ROIC for fiscal years 2018 through 2020;

•	performance units granted in fiscal year 2018 and earned based on our TSR performance relative to the companies in the S&P MidCap 400 Index, for fiscal years 2018 through 2020; and

•	restricted units granted in fiscal year 2018 which vested at the end of fiscal year 2020.

Fiscal 2020 Financial Results
In fiscal year 2020, we reported revenue of $3.7 billion, an 8% increase compared to the prior year, driven by overall industry growth, acquisitions, benefits from list price adjustments and an extra week in the current year. We recorded operating income of $257.0 million and an operating income margin of 6.9% in fiscal year 2020, compared to $183.6 million and 5.3% in fiscal year 2019. The improved performance was due to higher revenue, lower cost of sales as a percentage of revenue and lower operating expenses as a percentage of revenue. We posted net income of $199.7 million and diluted earnings per share of $1.66 in fiscal year 2020, compared to $126.0 million and $1.05 per share in fiscal year 2019.

Incentive Compensation Performance Results

The following charts show our actual performance compared to the targets for the performance measures for incentive compensation earned in fiscal year 2020, as adjusted by the Compensation Committee.
As calculated under our MIP, our ROIC for fiscal year 2020 was 15.3%, compared to the target of 10.25%, and as a result, the portion of the MIP awards earned based on ROIC performance was earned at 151% of target, which for each of the named executive officers other than our CEO were adjusted by our CEO based on his assessment of their performance. As calculated under our MIP, our net income for fiscal year 2020 was $180.4 million, compared to the plan net income target of $152.4 million, both as adjusted by the Compensation Committee, and as a result, the portion of the MIP awards earned based on net income performance was earned at 189% of target.

As calculated under our ICP, our average ROIC for fiscal years 2018 through 2020 was 12.9%, compared to the target of 11.0%. As a result, the cash-based awards granted to our named executive officers in fiscal year 2018 were earned at 138% of target.

Our TSR expressed as a compound annual rate for fiscal years 2018 through 2020 was 9.0%, which ranked in the 54th percentile of our TSR peer group. As a result, the performance units granted to our named executive officers in fiscal year 2018 were earned at 113.2% of target.

Philosophy and Objectives

Our philosophy for the compensation of all our employees, including the named executive officers, is to value the contribution of our employees, motivate achievement of strategic objectives that will contribute to our company’s success and share profits through broad-based incentive arrangements designed to reward performance.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly qualified executives;

•	motivate our executives to achieve our business objectives;

•	reward our executives appropriately for their individual and collective contributions;

•	align our executives’ interests with the long-term interests of our shareholders;

•	ensure that executive compensation opportunities are reasonable when compared to compensation at similar companies; and

•	achieve internal pay equity.

Compensation Consultant

The Compensation Committee has engaged Exequity LLP to serve as an independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s consideration in making decisions on all elements of executive compensation. Exequity also works cooperatively with management on behalf of the Compensation Committee. Exequity does not provide any services to our company other than executive compensation consulting to the Committee.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation awards and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO (except as to himself), the individual performance of each executive officer and our compensation philosophy and objectives described above. Following approval by the Compensation Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices for fiscal year 2020, the Compensation Committee used pay data from Willis Towers Watson’s general industry executive survey, excluding financial services, not-for-profit and energy companies, to reflect a sizable comparator group of companies. Due to the differences in revenue among the companies in the survey, regression analysis was used to adjust the data to reflect our size based on annual revenues of approximately $3.1 billion. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Compensation Committee reviews the comparison data to assess whether or not each of these components of compensation and total compensation of the named executive officers is within a competitive range. In making its assessment, the Committee considers: (a) any difference between the role and responsibilities of each officer compared to the benchmark position in the survey results, (b) the specific contributions the executive officer has made to the successful achievement of our company goals, (c) the relative experience level of the executive officer and his or her tenure with our company and (d) the performance of our company, including stock price performance.

Our say-on-pay shareholder advisory vote received 96.0% approval at our 2019 annual shareholders meeting. No changes were made to our executive compensation policies and practices in fiscal year 2020 in response to our 2019 say-on-pay shareholder advisory vote.

Base Salary

The base salary of each of our named executive officers is reviewed and approved annually by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at levels which will allow us to attract and retain highly qualified executives. In addition to annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities. During fiscal year 2020, each of the named executive officers received an annual increase to his or her base salary that was within a historically normal range.

Incentive Compensation

In fiscal year 2020, we awarded three types of incentive compensation opportunities to our named executive officers: (1) cash awards under our MIP earned based on our ROIC and net income for fiscal year 2020 (and, for the named executive officers other than the CEO, the target size of the portion of the awards earned based on ROIC performance was subject to adjustment based on the CEO’s assessment of the applicable officer’s performance during the fiscal year), (2) performance units which will be earned over fiscal year 2020 through fiscal year 2022 based upon the average of our results compared to performance measures and targets established for each fiscal year and modified based upon our TSR performance relative to a comparator group over three fiscal years and (3) restricted units that vest at the end of three fiscal years. The performance units and restricted units will be settled in shares of Class A Common Stock at the end of the applicable performance period or vesting. These three types of awards are designed to provide a mix of cash and equity-based incentives, balance short-term and long-term performance and encourage retention.

As an illustration, the following chart shows the mix of compensation for fiscal year 2020 for our CEO compared to the average of the four other named executive officers, valuing the MIP awards at the target level of performance and the restricted unit and performance unit awards at the grant date market price per share of our Class A Common Stock (valuing the performance units at the target level of performance). The chart also notes the portion of the target total compensation denominated in the form of cash or equity and the portion to be earned based on achievement relative to various performance measures. The mix of compensation for the CEO was more heavily weighted to performance and equity, although performance-based awards were also significant components for the other named executive officers.
Short-Term Cash Incentive Awards

As described above, in fiscal year 2020, each of our named executive officers received a cash award under our MIP, a portion of which may be earned based upon our ROIC results, and a portion which may be earned based on our net income performance, each as adjusted to the extent approved by the Compensation Committee. In addition, the Compensation Committee delegated to our CEO the authority to modify the size of the target awards for the portion earned based on our ROIC results for each of the other named executive officers. Our CEO may modify such awards by up to 10% of the applicable officer’s base salary, positively or negatively, at the end of the fiscal year based on his assessment of the officer’s performance during the year. This award design was intended to balance our broad-based profit-sharing philosophy with accountability for the achievement of our financial plan and to provide our CEO with an opportunity to further differentiate compensation for the other named executive officers based on his assessment of their performance.

The financial measures used for these awards are defined as follows:

•
ROIC equals our net operating profit after tax divided by average invested capital. Net operating profit after tax represents our net income plus after tax interest expense, adjusted for adjustments to the extent approved by the Compensation Committee.  Average invested capital represents our average shareholders’ equity and average long-term debt, as adjusted to the extent approved by the Compensation Committee.

•	Net income is net income as reported in our fiscal year 2020 financial statements, as adjusted to the extent approved by the Compensation Committee.

The Compensation Committee selected ROIC as a performance measure for the fiscal year 2020 MIP awards to include a profit-sharing component in our incentive compensation program. The ROIC performance required to earn the minimum, target and maximum level of the ROIC portion of the fiscal year 2020 MIP awards are shown in the following table, with interpolation used if the actual results do not fall directly on one of the performance levels. In setting the target at 10.25%, the Compensation Committee used the average of our estimated weighted average cost of capital and our actual fiscal year

2019 ROIC. As a profit-sharing company, the minimum performance level was set at zero percent and the maximum performance level was set at ten percentage points above target.

The Compensation Committee selected net income as a performance measure for fiscal year 2020 MIP awards to support the current year’s strategic goals and to motivate our executives to achieve our business objectives. The net income performance required to earn the minimum, target and maximum level of the net income portion of the fiscal year 2020 MIP awards are shown below, with interpolation used if the actual results do not fall directly on one of the performance levels. The target was set based on the target net income in our fiscal year 2020 financial plan of $153.0 million, subject to adjustment by the Compensation Committee. The Compensation Committee established a range for the target performance level based on market prevalence and to minimize the impact of immaterial items relative to the financial plan.

Performance Level	ROIC Performance	Amount Earned	Net Income Performance	Amount Earned

Threshold	0.0%	0% of target	80% of plan net income	50% of target
Target	10.25%	100% of target	95% to 105% of plan net income	100% of target
Maximum	20.25%	200% of target	120% of plan net income	200% of target

MIP target awards for the named executive officers are reviewed and approved each year by the Compensation Committee, and MIP target awards for our CEO are also ratified by the Board. The named executive officers’ target MIP awards for fiscal year 2020 were as follows:

Name	Portion Based on ROIC	Portion Based on Net Income	Total Target Award

James P. Keane	30% of base salary	90% of base salary	120% of base salary
David C. Sylvester	30% of base salary*	50% of base salary	80% of base salary
Lizbeth S. O’Shaughnessy	30% of base salary*	30% of base salary	60% of base salary
Sara E. Armbruster	30% of base salary*	30% of base salary	60% of base salary
Allan W. Smith, Jr.	30% of base salary*	30% of base salary	60% of base salary
_____________

*
The Compensation Committee delegated to our CEO the authority to modify the size of the target award for the portion earned based on our ROIC results for each of the other named executive officers. He was permitted to modify the awards by up to 10% of the applicable officer’s base salary, positively or negatively, at the end of the fiscal year based on his assessment of the officer’s performance during the year.

In determining the size of target MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review.” The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the 25th percentile, median and 75th percentile levels of annual incentive compensation shown in the market comparison study and relative to each officer.

Our actual ROIC performance for fiscal year 2020 was 15.3%, which resulted in the portion of the awards earned based on ROIC performance being earned at 151% of target. The following chart depicts the ROIC performance scale and our actual ROIC performance for fiscal year 2020.

MIP Payout
as a % of Target
200%
151%
100%
Target
Actual
15.3%
0%
10.25%
20.25%
FY20 ROIC

Our CEO exercised the authority delegated to him by the Compensation Committee to modify the size of the target awards for the portion earned based on ROIC performance for the following named executive officers based on his assessment of their individual performance, as follows: David Sylvester, increased by 5% for achievement of financial plan goals; Lizbeth O’Shaughnessy, increased by 5% for ESG and human resources leadership; Sara Armbruster, increased by 10% for Smart + Connected leadership and COVID-19 crisis response planning; and Allan Smith, increased by 5% for achievement of financial plan goals.

Our actual net income performance for fiscal year 2020, as adjusted by the Compensation Committee for (1) the gain on the sale of PolyVision Corporation, (2) the impairment of a cost-method investment and (3) a gain on the revaluation of an earn-out liability related to an acquisition, was $180.4 million, or 118.4% of the target net income in our financial plan, as adjusted by the Compensation Committee for constant currency, of $152.4 million, which resulted in the portion of the awards earned based on net income performance being earned at 189% of target. The following chart depicts the net income performance scale and our actual net income performance for fiscal year 2020.

200%
189%
100%
50%
MIP Payout
as % of Target
Target
Actual
118.4%
0%
80%
95%
100%
105%
120%
FY20 Net Income
as % of Plan

Long-Term Incentive Awards

Philosophy and Practice

Each of our named executive officers typically receives long-term incentive awards under our ICP each year, in accordance with our compensation philosophies of providing competitive compensation, linking pay to performance, aligning the interests of our executives with those of our shareholders, and encouraging retention. Awards are typically approved by the Compensation Committee (and in the case of our CEO, ratified by our Board of Directors) at a regularly scheduled meeting at the beginning of each fiscal year, but awards may also be approved at any other regularly scheduled meeting or at a special meeting. We do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

In addition to annually granting long-term incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. In fiscal year 2020, the Committee approved an award of 3,000 restricted units, which will vest at the end of fiscal year 2022, to Allan Smith in recognition of his efforts in integrating acquisitions and partnerships, significantly increasing product development output and exceeding plan revenue.

Fiscal Year 2020 Awards

In fiscal year 2020, the long-term incentive awards for each of the named executive officers were entirely equity-based and granted 60% in a performance unit award and 40% in a restricted unit award.

Performance units

The performance units will be earned based on a three-year average payout multiple for performance achievement in three consecutive one-year performance periods, modified based on our TSR performance relative to the companies in the S&P MidCap 400 Index over the three-year period. This design recognizes the recession risk during a three-year performance period while sustaining performance against annual goals. The performance measures, weightings, target levels, and the performance scale for each one-year performance period will be determined by the Compensation Committee within the first three months of each fiscal year in the three-year period.
The Compensation Committee selected relative TSR performance as a modifier for the performance units to align the compensation of the executive officers with the interests of our shareholders. Our relative TSR performance will be measured relative to the TSR performance of the companies in the S&P MidCap 400 Index over the three-year period. The performance units earned will be modified by up to 20%, either positively or negatively, based on the following scale, with interpolation used if the actual results do not fall directly on one of the performance levels:

Relative TSR Performance	Modifier

25th percentile or below	80%
50th percentile	100%
75th percentile or above	120%

The Compensation Committee established the following performance measures for these awards for fiscal year 2020: 75% based on operating income relative to the target set forth in our financial plan and 25% based on revenue relative to the target set forth in our financial plan, each as adjusted to the extent approved by the Compensation Committee. The Compensation Committee selected these performance measures for fiscal year 2020 to reward performance relative to strategic objectives and the financial plan.

The fiscal year 2020 operating income and revenue performance levels required to earn the minimum, target and maximum levels of performance units are shown in the following table, with interpolation used if the actual results do not fall directly on one of the performance levels. The targets were set based on the target operating income and target revenue in our fiscal year 2020 financial plan of $221.6 million and $3.75 billion, respectively, and subject to adjustment by the Compensation Committee. The Compensation Committee established the ranges for the performance levels based on market prevalence. Additionally, the Committee established a range for the target performance level for operating income to minimize the impact of immaterial items relative to the financial plan.

	Fiscal Year 2020 Operating Income (75% Weighting)		Fiscal Year 2020 Revenue (25% Weighting)
Performance Level	Operating Income Performance	Amount Earned	Revenue Performance	Amount Earned

Threshold	80% of plan	50% of target	90% of plan	0% of target
Target	95% to 105% of plan	100% of target	100% of plan	100% of target
Maximum	120% of plan	200% of target	110% of plan	200% of target

The performance units will be settled in shares of our Class A Common Stock to further align the compensation of the named executive officers with the interests of our shareholders. Dividend equivalents on the performance units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid only on the number of shares actually earned at the end of the performance period.

Restricted units

The restricted units were awarded in conjunction with the performance unit awards to support our compensation philosophy of linking pay to stock performance, aligning the interests of our executives with those of our shareholders and encouraging retention. The restricted units granted in fiscal year 2020 will vest in full at the end of fiscal year 2022, based upon continued service and will be settled in shares of our Class A Common Stock. Dividend equivalents on the restricted units will be based on dividends declared and paid on our Class A Common Stock during the vesting period and paid during the vesting period.

Award levels and mix

In determining the size of the long-term incentive awards to be granted, our CEO presented to the Compensation Committee his recommendations for the awards for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” The Committee reviewed the recommended target level of the estimated value of the recommended performance units and restricted units (using a recent average closing price for shares of our Class A

Common Stock), calculated as a percentage of the officer’s base salary, relative to the median level of long-term incentive compensation shown in the market comparison study and the estimated expense of the awards. For each of the named executive officers, the long-term incentive awards were entirely equity-based and granted 40% in the form of restricted units and 60% in the form of performance units in order to more closely align the interests of our executive officers with those of our shareholders.

Awards Earned in Fiscal Year 2020 and Link to Company Performance

In fiscal year 2020, the named executive officers earned three long-term incentive awards which were granted in fiscal year 2018: cash-based awards, performance units and restricted units.

The cash-based awards were earned based on our three-year average ROIC from fiscal years 2018 through 2020. For purposes of these awards, net operating profit after tax was adjusted to the extent approved by the Committee.  Average invested capital represents the average shareholders' equity and average long-term debt, adjusted to the extent approved by the Committee.

Our actual average ROIC for fiscal years 2018 through 2020 was 12.9% and resulted in these awards being earned at 138% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2018 to 2020 average ROIC performance and payout level.
The performance units were earned based on our TSR performance relative to the companies in the S&P MidCap 400 Index. Our actual TSR performance for fiscal years 2018 through 2020 was at the 54th percentile of the comparator group and resulted in 113.2% of shares being earned. The chart below depicts the performance scale for these awards and our actual fiscal year 2018 to 2020 relative TSR performance and performance unit payout level.

The restricted units vested at the end of fiscal year 2020 and settled in shares of our Class A Common Stock.

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan;

•	Restoration Retirement Plan;

•	Deferred Compensation Plan; and

•	Executive Supplemental Retirement Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to eligible U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year. We matched 50% of the first 6% of eligible pay each participant contributed and, in addition, we made a non-discretionary contribution of 5% of each participant’s eligible pay to the Retirement Plan during the fiscal year.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by eligible pay caps under Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2020, we made matching contributions and an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. In fiscal year 2020, participants could elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Each of the named executive officers participates in our Executive Supplemental Retirement Plan, which was originally adopted in 1981. This plan was intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. This plan was closed to new participants as of the beginning of fiscal year 2016. We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.”

In addition to these plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers hired before July 22, 2002 is eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. who are qualified retirees.  We currently allow eligible U.S. retirees to continue to receive healthcare benefits, but we reserve the right to change or eliminate this benefit at any time.  Retirees under age 65 are required to pay a portion of the cost of the medical coverage.  All retirees pay the full cost of dental and vision.  Retirees age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any supplemental healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits

During fiscal year 2020, each of the named executive officers participated in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2020 is detailed in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The perquisites received in fiscal year 2020 by the named executive officers were: (1) an optional annual executive physical examination, and (2) in the case of James P. Keane only, a home security system and spousal travel. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in fiscal year 2020 was less than $10,000 per officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other U.S. employees of our company, including, but not limited to, medical, dental, vision, life and disability insurance, wellbeing offerings, charitable gift matching and discounts on company products.

Stock Ownership Guidelines

Our Board of Directors established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders and has delegated to the Compensation Committee the authority to oversee, interpret, amend and restate the guidelines. Under our current guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the holding requirements by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual award to meet their holding requirements in order to allow them an appropriate period of time to build their holdings through annual equity awards.

In addition to shares owned by our executives, holdings which count toward satisfaction of their holding requirements include restricted units and performance units at target award levels during the performance period held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with our stock ownership guidelines.

Hedging, Speculative Transactions and Stock Pledging

We prohibit our employees, officers and directors from engaging in any hedging transactions with regard to our stock, including prepaid variable forwards, equity swaps, collars, exchange funds or any other transactions in which the employee, officer or director continues to own the securities without the full risks and rewards of ownership. Our directors and executive officers are also prohibited from engaging in speculative transactions involving our stock, including excessive trading, short sales or buying or selling puts or calls.

Our executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee.

Non-Compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and ICP have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Fiscal Year 2021 Changes

The Compensation Committee made the following changes to executive compensation for fiscal year 2021 in response to the COVID-19 crisis, in order to conserve liquidity and in light of the challenge of establishing performance measures in a time of uncertainty:

•
Temporary base salary reductions. At the request of management, our CEO’s annual base salary was reduced to $1, and the base salaries of each of the other named executive officers were reduced by 60%, from March 30, 2020 to May 25, 2020. Effective May 25, 2020, the base salary of our CEO was adjusted to reflect a temporary reduction of 50%, and the base salaries of the other named executive officers were adjusted to reflect a temporary reduction of 20%, from the levels in place prior to March 30, 2020. The current reductions have no scheduled end date. In addition, consistent with all other U.S. employees, while their salaries are reduced, our company is paying the full cost of all health insurance and various other company-sponsored benefit programs for our CEO and the other named executive officers.

•
Short-term incentive compensation. Each of the named executive officers received a cash award under our MIP equal to 30% of their actual base salary for fiscal year 2021 to be earned based on our fiscal year 2021 ROIC results. Each of the named executive officers was also granted a performance unit award to be earned based on the Compensation Committee’s qualitative assessment of management’s performance in fiscal year 2021 in the areas of cash flow, working capital, management of the COVID-19 crisis, product launch, customer satisfaction, employee satisfaction and human resource management, and implementation of certain critical projects and processes and strategic business criteria (collectively, the “FY21 Performance Measures”). In determining the size of the performance units to be awarded, the Compensation Committee referenced the applicable officer’s annual base salary prior to the temporary reductions implemented in March 2020.

•
Long-term incentive compensation. In April 2020, the Compensation Committee selected the FY21 Performance Measures as the year 2 metrics for the performance units granted in fiscal year 2020. Each of the named executive officers was granted a performance unit award to be earned over fiscal years 2021 through 2023 which was structured similarly to the awards granted in fiscal year 2020, and the Compensation Committee selected the FY21 Performance Measures as the year 1 metrics for such awards. In determining the size of the performance units to be awarded, the Compensation Committee referenced the applicable officer’s annual base salary prior to the temporary reductions implemented in March 2020.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) James Keane, our CEO, (2) David Sylvester, our Chief Financial Officer, and (3) our three other most highly paid executive officers as of the end of fiscal year 2020. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

James P. Keane	2020	$1,050,385	$2,400,000	$3,883,539	$143,324	$307,940	$7,785,188
President and Chief Executive Officer	2019	$990,000	$2,400,863	$2,779,290	$101,514	$167,706	$6,439,373
	2018	$984,808	$2,343,413	$1,104,769	$66,701	$200,686	$4,700,377

David C. Sylvester	2020	$585,744	$599,013	$1,287,708	$198,345	$122,326	$2,793,136
Senior Vice President, Chief Financial Officer	2019	$558,015	$729,660	$931,366	$68,511	$80,171	$2,367,723
	2018	$543,148	$765,240	$443,138	$39,186	$87,401	$1,878,113

Lizbeth S. O’Shaughnessy	2020	$500,202	$370,455	$804,987	$111,921	$87,512	$1,875,077
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary	2019	$476,500	$450,558	$583,267	$—	$60,837	$1,571,162
	2018	$462,365	$464,310	$282,897	$102,786	$64,679	$1,377,037

Sara E. Armbruster	2020	$472,977	$269,747	$741,278	$405,293	$78,934	$1,968,229
Vice President, Strategy, Research and Digital Transformation	2019	$450,792	$328,032	$503,750	$57,055	$57,635	$1,397,264
	2018	$438,867	$344,160	$268,543	$54,410	$61,803	$1,167,783

Allan W. Smith, Jr.	2020	$417,615	$283,801	$616,425	$235,110	$68,488	$1,621,439
Vice President, Global Marketing	2019	$400,000	$298,674	$429,524	$125,283	$47,199	$1,300,680

_____________

(1)	Fiscal year 2020 included 53 weeks, and fiscal years 2019 and 2018 included 52 weeks.

(2)
The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for performance units and restricted units granted during the applicable fiscal year.

•
For fiscal year 2020, the grant date fair value of the performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant.  The performance conditions for these awards are set annually for each one-year period of the award’s three-year performance period.  Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2020 represent one-third of the value of the total target number of units awarded in fiscal year 2020, reflective of the portion of the award considered granted under the accounting rules.  The remaining portions of the awards will be tied to goals for subsequent fiscal years, as determined by the Compensation Committee, and will be reported in the Summary Compensation Table for those fiscal years. Assuming that the highest level of performance conditions will be achieved, the value of the performance units using the grant date fair value would be as follows:

$1,638,000 for James Keane; $409,565 for David Sylvester; $252,373 for Lizbeth O’Shaughnessy; $183,915 for Sara Armbruster; and $162,549 for Allan Smith.

•
For fiscal years 2019 and 2018, the grant date fair value of the performance units was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

•
The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

The assumptions made in the valuation of such awards are disclosed in Note 18 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2020 filed with the SEC on April 27, 2020.

(3)	The amounts shown in this column represent the sum of:

•
short-term MIP awards earned in the applicable fiscal year, which were paid in cash shortly after the end of the applicable fiscal year. The actual amounts earned in fiscal year 2020 were: James Keane, $2,219,258; David Sylvester, $846,674; Lizbeth O’Shaughnessy, $537,547; Sara Armbruster, $543,321; and Allan Smith, $448,795; and

•
for fiscal years 2020 and 2019 only, cash-based awards granted in fiscal year 2018 and 2017, respectively, which were earned based on our average ROIC performance over fiscal years 2018 through 2020 and fiscal years 2017 through 2019, and paid in cash shortly after the end of fiscal year 2020 and 2019. The actual amounts earned in fiscal year 2020 were: James Keane, $1,664,280; David Sylvester, $441,034; Lizbeth O’Shaughnessy, $267,440; Sara Armbruster, $197,957; and Allan Smith, $167,630.

(4)
The amounts shown in this column represent the net change in actuarial present value of the applicable officer’s accumulated benefit under our Executive Supplemental Retirement Plan. These changes are primarily driven by compensation, plan provisions and the discount rate and reflect the following: (a) in fiscal year 2020, a decrease in the discount rate from 3.9% to 2.2%, (b) in fiscal year 2019, an increase in the discount rate from 3.8% to 3.9%, and (c) in fiscal year 2018, an increase in the discount rate from 3.5% to 3.8%. For fiscal year 2019, the change in actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for Lizbeth O’Shaughnessy was a reduction of $6,202, so the amount is reflected as zero in accordance with the SEC’s rules and regulations. Earnings under our Restoration Retirement Plan and Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(5)	The amounts shown in this column for fiscal year 2020 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Total All Other Compensation

James P. Keane	$307,820	$120	$307,940
David C. Sylvester	$122,206	$120	$122,326
Lizbeth S. O’Shaughnessy	$87,392	$120	$87,512
Sara E. Armbruster	$78,814	$120	$78,934
Allan W. Smith, Jr.	$68,368	$120	$68,488

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2020 under our incentive compensation plans.

Fiscal Year 2020 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum

James P. Keane	4/11/2019 (1)	$463,633	$1,236,356	$2,472,712
	4/11/2019 (2)				15,000	50,000	120,000		$819,000
	4/11/2019 (3)							100,000	$1,581,000

David C. Sylvester	4/9/2019 (1)	$143,650	$459,680	$1,034,281
	4/9/2019 (2)				3,830	12,767	30,640		$204,783
	4/9/2019 (3)							25,500	$394,230

Lizbeth S. O’Shaughnessy	4/9/2019 (1)	$73,603	$294,412	$686,961
	4/9/2019 (2)				2,360	7,867	18,880		$126,187
	4/9/2019 (3)							15,800	$244,268

Sara E. Armbruster	4/9/2019 (1)	$69,597	$278,388	$649,572
	4/9/2019 (2)				1,719	5,733	13,759		$91,957
	4/9/2019 (3)							11,500	$177,790

Allan W. Smith, Jr.	4/9/2019 (1)	$61,451	$245,802	$573,539
	4/9/2019 (2)				1,520	5,067	12,160		$81,275
	4/9/2019 (3)							13,100	$202,526
_____________

(1)
These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2020. Following the end of fiscal year 2020, actual performance resulted in these awards being earned as follows and paid in cash: the portion earned based on ROIC performance was earned at 151% of target and the portion earned based on net income performance was earned at 189% of target. Our CEO exercised the authority delegated to him by the Compensation Committee to modify the size of the target awards for the portion earned based on ROIC performance for the other named executive officers as described below. The actual amounts earned in fiscal year 2020 were: James Keane, $2,219,259; David Sylvester, $846,674; Lizbeth O’Shaughnessy, $537,547; Sara Armbruster, $543,321; and Allan Smith, $448,795.

(2)
These lines show performance unit awards made under our Incentive Compensation Plan which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2020 through fiscal year 2022 and modified based on our TSR performance relative to a peer group over the three-year period. The performance measures for fiscal year 2020 for these awards are 75% based on operating income and 25% based on revenue. The amounts shown represent one-third of such awards as the performance measures and targets for only the first one-year performance period were approved during fiscal year 2020. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares.

(3)
These lines show restricted unit awards made under our Incentive Compensation Plan. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

MIP Awards

The short-term MIP awards granted for fiscal year 2020 were earned based on ROIC results and net income performance. In addition, the Compensation Committee delegated to our CEO the authority to modify the size of the target awards for the portion earned based on our ROIC results for each of the other named executive officers based on his assessment of their individual performance. Actual ROIC performance was 15.3%, compared to the target of 10.25%, which resulted in the portion of the awards earned based on ROIC performance being earned at 151% of target. Actual net income performance, as adjusted by the Compensation Committee, was $180.4 million, compared to the target net income in our financial plan, as adjusted by the Compensation Committee, of $152.4 million, which resulted in the portion of the awards earned based on net income performance being earned at 189% of target.

Our CEO exercised the authority delegated to him by the Compensation Committee to modify the size of the target awards for the portion earned based on ROIC performance for the following named executive officers based on his assessment of their individual performance, as follows: David Sylvester, increased by 5% for achievement of financial plan goals; Lizbeth O’Shaughnessy, increased by 5% for ESG and human resources leadership; Sara Armbruster, increased by 10% for Smart + Connected leadership and COVID-19 crisis response planning; and Allan Smith, increased by 5% for achievement of financial plan goals.

Performance Unit Awards

The performance units granted in fiscal year 2020 will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2020 through fiscal year 2022 and modified based on our TSR performance relative to the companies in the S&P MidCap 400 Index over the three-year period. The performance shares earned will be modified by up to 20%, either positively or negatively, based on the following scale, with interpolation used if the actual results do not fall directly on one of the performance levels.

Relative TSR Performance	Modifier

25th percentile or below	80%
50th percentile	100%
75th percentile or above	120%

The performance measures, weightings, target levels, and the performance scale for each one-year performance period will be determined by the Compensation Committee within the first three months of each fiscal year in the three-year period. The performance measures for fiscal year 2020 for these awards are 75% based on operating income relative to the target set forth in our financial plan of $221.6 million and 25% based on revenue relative to the target set forth in our financial plan of $3.75 billion, each as adjusted to the extent approved by the Compensation Committee. The levels of operating income and revenue performance relative to plan that would result in the award of the threshold, target or maximum number of shares are as shown in the following table, with interpolation used if the actual results do not fall directly on one of the performance levels.

Performance Measure	Threshold	Target	Maximum

Operating Income	80% of plan	95% to 105% of plan	120% of plan
Revenue	90% of plan	100% of plan	110% of plan

At the end of fiscal year 2022, the number of performance units earned, if any, will be settled in shares of our Class A Common Stock. Dividend equivalents will be paid on the number of shares actually earned at the end of the performance period.

Restricted Unit Awards

Each of the named executive officers received a restricted unit award in fiscal year 2020 which will vest in full and be settled in shares of our Class A Common Stock at the end of fiscal year 2022. Dividend equivalents will be paid on the restricted units during the vesting period.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2020, consisting of unvested restricted units and unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2020 of $16.22 per share.

Fiscal Year 2020 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James P. Keane
Restricted units	59,200 (1)	$960,224
Restricted units	100,000 (2)	$1,622,000
Performance units			177,400 (3)	$2,877,428
Performance units			120,000 (4)	$1,946,400

David C. Sylvester
Restricted units	22,200 (1)	$360,084
Restricted units	25,500 (2)	$413,610
Performance units			45,000 (3)	$729,900
Performance units			30,640 (4)	$496,981

Lizbeth S. O’Shaughnessy
Restricted units	13,700 (1)	$222,214
Restricted units	15,800 (2)	$256,276
Performance units			27,800 (3)	$450,916
Performance units			18,880 (4)	$306,234

Sara E. Armbruster
Restricted units	10,000 (1)	$162,200
Restricted units	11,500 (2)	$186,530
Performance units			20,200 (3)	$327,644
Performance units			13,759 (4)	$223,171

Allan W. Smith, Jr.
Restricted units	9,100 (1)	$147,602
Restricted units	10,100 (2)	$163,822
Restricted units	3,000 (2)	$48,660
Performance units			18,400 (3)	$298,448
Performance units			12,160 (4)	$197,235
_____________

(1)	These restricted units will vest at the end of fiscal year 2021.

(2)	These restricted units will vest at the end of fiscal year 2022.

(3)
These performance units will be earned based on our TSR performance relative to a peer group over fiscal years 2019 through 2021 and, if earned, will vest in full at the end of fiscal year 2021. Because the performance as of the end of fiscal year 2020 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our TSR performance equals or exceeds the 80th percentile of the peer group.

(4)
These performance units will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2020 through fiscal year 2022 and modified based on our TSR performance relative to a peer group over fiscal years 2020 through 2022 and, if earned, will vest in full at the end of fiscal year 2022. The amounts shown represent one-third of such awards as the performance measures and targets for only the first one-year performance period were established during fiscal year 2020. Because the performance as of the end of fiscal year 2020 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations.

Stock Award Vesting

The following table shows the stock awards (consisting of restricted units and performance units) previously granted to the named executive officers which vested during fiscal year 2020.

Fiscal Year 2020 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

James P. Keane	132,954	$1,591,013
David C. Sylvester	41,487	$522,935
Lizbeth S. O’Shaughnessy	25,170	$317,200
Sara E. Armbruster	18,661	$235,345
Allan W. Smith, Jr.	15,890	$200,343
_____________

(1)
The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2020 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)

James P. Keane	Executive Supplemental Retirement Plan	18	$3,126,591
David C. Sylvester	Executive Supplemental Retirement Plan	12	$2,287,126
Lizbeth S. O’Shaughnessy	Executive Supplemental Retirement Plan	9	$2,129,580
Sara E. Armbruster	Executive Supplemental Retirement Plan	7	$1,768,700
Allan W. Smith, Jr.	Executive Supplemental Retirement Plan	7	$1,956,289
_____________

(1)
The numbers shown in this column represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2020. Benefits under this plan are based on age and years of service with our company, as well as a vesting schedule, as described in the narrative following this table.

(2)
The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the plan as of the end of fiscal year 2020. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which assumptions include that retirement will occur at normal retirement age or, if earlier, the time when retirement benefits are fully vested and the executive officer becomes eligible for early retirement, as described below.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•
five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years through calendar year 2015 or through the participant’s final vesting year, if later, plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement from our company under the SERP at age 65. A participant is eligible for early retirement from our company under the SERP when the participant’s age plus years of service with our company equals or exceeds 80. None of the named executive officers is age 65 or older, but James Keane, David Sylvester, Lizbeth O’Shaughnessy and Allan Smith meet the requirements for early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she died, became totally disabled or qualified for retirement and retired at that point.

Deferred Compensation

The following table shows information for fiscal year 2020 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2020 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Balance at Last FYE (3)

James P. Keane	$—	$285,420	$71,953	$1,355,265
David C. Sylvester	$—	$99,806	$31,846	$560,188
Lizbeth S. O’Shaughnessy	$—	$64,992	$12,718	$390,384
Sara E. Armbruster	$—	$56,414	$23,172	$475,428
Allan W. Smith, Jr.	$—	$45,968	$20,959	$393,094
_____________

(1)
The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2020. All of such amounts are reported as compensation for the officers in fiscal year 2020 in the All Other Compensation column of the Summary Compensation Table.

(2)
The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan during fiscal year 2020. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(3)
The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan as of the end of fiscal year 2020. Of the amounts contributed to these plans, $733,608 for James Keane, $317,531 for David Sylvester, $184,770 for Lizbeth O’Shaughnessy, $222,434 for Sara Armbruster, and $25,074 for Allan Smith, were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under our MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2020, we made a matching contribution and an annual contribution to each participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan. The participant’s account balance is fully vested after two years of employment with us. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 28, 2020, the last day of our fiscal year 2020.

The various circumstances under which payments would have been made are categorized as follows:

•
Retirement - meaning the officer voluntarily terminated his or her employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus continuous years of service equals or exceeds 80. Sara Armbruster was not eligible to receive retirement or early retirement benefits as of February 28, 2020, so we do not present any information about payments that would be made upon retirement to Ms. Armbruster.

•	Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability” or “total disability,” as defined in the applicable plans.

•	Termination without cause – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control – meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the officer’s employment terminated.

•
Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his or her termination.

Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	Long-Term Incentive Awards (2)	SERP (3)	Other Benefits (4)	Total

James P. Keane
Retirement	$—	$11,470,017	$3,126,591	$—	$14,596,608
Death or disability	$—	$5,305,178	$3,126,591	$—	$8,431,769
Termination without cause	$4,576,000	$11,470,017	$3,126,591	$50,260	$19,222,868
Change in control	$—	$11,470,017	$—	$—	$11,470,017
Termination after change in control	$6,864,000	$11,470,017	$3,126,591	$50,260	$21,510,868

David C. Sylvester:
Retirement	$—	$3,033,078	$2,287,126	$—	$5,320,204
Death or disability	$—	$1,465,520	$2,287,126	$—	$3,752,646
Termination without cause	$1,040,220	$3,033,078	$2,287,126	$45,598	$6,406,022
Change in control	$—	$3,033,078	$—	$—	$3,033,078
Termination after change in control	$2,080,440	$3,033,078	$2,287,126	$45,598	$7,446,242

Lizbeth S. O’Shaughnessy
Retirement	$—	$1,872,121	$2,129,580	$—	$4,001,701
Death or disability	$—	$905,253	$2,129,580	$—	$3,034,833
Termination without cause	$789,600	$1,872,121	$2,129,580	$30,838	$4,822,139
Change in control	$—	$1,872,121	$—	$—	$1,872,121
Termination after change in control	$1,579,200	$1,872,121	$2,129,580	$30,838	$5,611,739

Sara E. Armbruster
Death or disability	$—	$659,321	$2,151,356	$—	$2,810,677
Termination without cause	$746,560	$348,730	$—	$47,686	$1,142,976
Change in control	$—	$1,363,122	$—	$—	$1,363,122
Termination after change in control	$1,493,120	$1,363,122	$1,777,109	$47,686	$4,681,037

Allan W. Smith, Jr.
Retirement	$—	$1,272,350	$1,956,289	$—	$3,228,639
Death or disability	$—	$639,979	$1,956,289	$—	$2,596,268
Termination without cause	$659,200	$1,272,350	$1,956,289	$46,138	$3,933,977
Change in control	$—	$1,272,350	$—	$—	$1,272,350
Termination after change in control	$1,318,400	$1,272,350	$1,956,289	$46,138	$4,593,177
_____________

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:
•For our CEO:

◦	in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, three times the sum of (a) and (b).
•For each of the other named executive officers:

◦	in the event of a termination without cause, the sum of (a) his or her base salary on the date of termination plus (b) his or her target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, two times the sum of (a) and (b).

(2)
Long-Term Incentive Awards: The amounts shown in this column are the value of the officers’ unvested restricted units, unearned performance units and unearned cash-based awards that would vest or pay out under certain circumstances pursuant to the ICP.

In the case of retirement, an officer’s unvested restricted units, unearned performance units and unearned cash-based awards continue to vest and will be earned in accordance with their terms following retirement. For James Keane, David Sylvester, Lizbeth O’Shaughnessy, and Allan Smith, the amounts shown in the “Retirement” row represent the sum of: (a) the number of restricted units held as of February 28, 2020, multiplied by the market price of our Class A Common Stock on that date, (b) the value of the performance units held as of February 28, 2020, based on the level of performance through that date compared to the performance goals for those awards, and using the market price of our Class A Common Stock on that date, plus the dividend equivalents that would be payable based on such level of performance, and (c) the value of the cash-based awards held as of February 28, 2020, based on the level of performance through that date compared to the performance goals for those awards.
In the case of death or disability, an officer’s unvested restricted units vest, and all or a portion of the officer’s unearned performance units and cash-based awards may be earned at target levels depending on the timing of the death or disability relative to the grant date of the awards. The amounts shown in the “Death or disability” row represent the sum of: (a) the number of restricted units held as of February 28, 2020, multiplied by the market price of our Class A Common Stock on that date, (b) the value of the performance units held as of February 28, 2020, based on the portion of the target awards that would have been earned, and using the market price of our Class A Common Stock on that date, plus the dividend equivalents that would have been earned, and (c) the value of the cash-based awards held as of February 28, 2020, based on the portion of the target awards that would have been earned.
In the case of termination without cause, an officer’s unvested restricted units vest, but the officer’s unearned performance units and cash-based awards are forfeited unless the officer is eligible for retirement. James Keane, David Sylvester, Lizbeth O’Shaughnessy and Allan Smith are eligible for retirement, so the amounts shown for them in the “Termination without cause” row are the same as the amounts shown in the “Retirement” row. For Sara Armbruster, the amounts shown in the “Termination without cause” row represent the number of restricted units held as of February 28, 2020, multiplied by the market price of our Class A Common Stock on that date.
In the case of a change in control or termination after change in control, the amounts shown reflect the amounts payable in the scenario where the acquiring company does not assume or provide substitution for the long-term incentive awards. Under the terms of the awards, the cash-based awards and performance units would have been payable based on the greater of (a) the target level of performance or (b) the actual performance through the end of fiscal year 2020, plus the dividend equivalents that would have been earned.

(3)
SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for James Keane, David Sylvester, Lizbeth O’Shaughnessy and Allan Smith represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2020 Pension Benefits Table.

The amounts shown in this column in the “Death or disability” row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of death or disability.
The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.

(4)	Other Benefits: The amounts shown in this column for each officer are the sum of:

•	the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan; and

•
a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself or herself and his or her eligible dependents under our benefit plans for a period of 18 months and are as follows: James Keane, $30,510; David Sylvester, $25,848; Lizbeth O’Shaughnessy, $11,088; Sara Armbruster, $27,936; and Allan Smith, $26,388.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•
their short-term MIP awards, cash-based awards, restricted units and performance units which were earned and/or vested on the last day of fiscal year 2020, not as severance or an acceleration of benefits but because they were employed through the end of the applicable performance and/or vesting period;

•	the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•
the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2020 Nonqualified Deferred Compensation table; and

•	other welfare benefits, such as a death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See Compensation Discussion and Analysis under the heading “Other Programs and Practices - Non-Compete and Other Forfeiture Provisions” for a discussion of these conditions.

CEO Pay Ratio

For fiscal year 2020:

•
the annual total compensation of the employee whose compensation was at the median of all employees of our company other than our CEO (we refer to this employee as our “median paid employee”) was $59,247; and

•	the annual total compensation of James P. Keane, our President and CEO, was $7,785,188.
Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median paid employee was approximately 131 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

 For purposes of determining our CEO pay ratio, SEC rules allow us to use the same median paid employee for three years as long as there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. We analyzed the calendar year 2019 gross earnings (in the same manner as described in the following paragraph) for our employee population as of December 27, 2019, and as a result of such analysis, we do not believe any such change occurred during our fiscal year 2020. Therefore, we have utilized the same median paid employee for this year’s CEO pay ratio disclosure as we used for fiscal year 2018.

 To identify our median paid employee for fiscal year 2018, we analyzed our employee population as of December 29, 2017, which was the end of a fiscal month within the last three months of fiscal year 2018. Our total employee population on that date was approximately 12,400. We excluded 41 employees of AMQ Solutions, a company which we acquired in December 2017. We identified our median paid employee based on gross earnings for calendar year 2017, which included gross wages, bonus payments, stock compensation vesting and taxable benefits. Compensation earned in currencies other than U.S. dollars was translated into U.S. dollars using average foreign exchange rates during calendar year 2017.

 We determined the median paid employee’s annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

PROPOSAL 3 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appoints an independent registered public accounting firm each fiscal year to audit our financial statements and internal control over financial reporting. The Committee has appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2021, and as a matter of good corporate governance, our Board of Directors is asking our shareholders to ratify that appointment. This vote is advisory, which means that it is not binding on our company or our Board of Directors. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider such appointment. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 3.

Deloitte & Touche LLP served as our independent auditor for fiscal year 2020 and has been our independent auditor since fiscal year 2010. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2020 (estimated) and fiscal year 2019 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2020 (estimated)	Fiscal Year 2019 (actual)

Audit Fees	$2,388,000	$2,454,000
Tax Fees	1,084,000	1,200,100
Total	$3,472,000	$3,654,100

Audit fees were related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities. Tax fees were related to (1) consultation and compliance services for expatriate employees and (2) corporate tax compliance, planning and consulting services, primarily related to our international subsidiaries.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may pre-approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. All of the fiscal year 2020 services and fees reflected in the above table were pre-approved by the Audit Committee or Audit Committee Chair.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 28, 2020 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America; and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and we reviewed, evaluated and discussed the written report and letter with that firm, as well as its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2020 for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence J. Blanford (Chair)
Todd P. Kelsey
Cathy D. Ross
Peter M. Wege II

Steelcase

INVESTOR RELATIONS
901 44TH STREET SE
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on July 14, 2020. Have your proxy card in hand when you access the web site and then follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/scs2020**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call the number above to transmit your voting instructions up until 11:59 P.M. EDT on July 14, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards received and processed before 11:00 A.M. EDT on July 15, 2020 will be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D17066-P40799 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

Nominees:	**For**	**Against**	**Abstain**
1a. Lawrence J. Blanford	☐	☐	☐
1b. Timothy C. E. Brown	☐	☐	☐
1c. Connie K. Duckworth	☐	☐	☐
1d. James P. Keane	☐	☐	☐
1e. Todd P. Kelsey	☐	☐	☐
1f. Jennifer C. Niemann	☐	☐	☐
1g. Robert C. Pew III	☐	☐	☐
1h. Cathy D. Ross	☐	☐	☐
1i. Catherine C. B. Schmelter	☐	☐	☐
1j. Peter M. Wege II	☐	☐	☐
1k. Kate Pew Wolters	☐	☐	☐

The Steelcase Inc. Board of Directors recommends a vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve named executive officer compensation	☐	☐	☐
3. Ratification of independent registered public accounting firm	☐	☐	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2020 Steelcase Inc. Annual Meeting of Shareholders

Location: www.virtualshareholdermeeting.com/scs2020

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D17067-P40799

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Keane, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 15, 2020 or any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1 and FOR Proposals 2 and 3.